Exhibit 99.1

[TRIMERIS, INC. LOGO]

Contact:

Andrew Graham

Director of Finance

Trimeris, Inc.

919-419-6050

Trimeris Reports Third Quarter 2005 FUZEON Sales;

Reschedules Earnings Announcement to Thursday October 20, 2005

    Strong double digit Fuzeon® sales growth in North America
    Worldwide sales for nine months up over 50%

MORRISVILLE, N.C. -- October 18, 2005 -- Trimeris, Inc. (Nasdaq: TRMS) today announced worldwide net sales of FUZEON were $48.9 million, up 43.1 percent from $34.2 million in the third quarter of 2004.

Net sales of FUZEON in the U.S. and Canada were $28.4 million, up 34.8 percent from $21.1 million in the third quarter of 2004. Net sales of FUZEON outside the U.S. and Canada were $20.5 million, up 56.2 percent from $13.1 million in the third quarter of 2004. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd., ("Roche"), Trimeris' collaborative partner.

On a sequential basis, net sales of FUZEON in the U.S. and Canada were up 12.6 percent in the third quarter from $25.2 million in the second quarter of 2005, the largest sequential gain observed this year. Net sales of FUZEON outside the U.S. and Canada were down 28.6 percent from $28.7 million in the second quarter of 2005 primarily due to a large bulk purchase by the Brazilian government in the second quarter. Excluding this purchase, third quarter sales outside of the U.S. and Canada saw a modest single digit decline, reflecting expected seasonality.

Worldwide net sales of FUZEON for the nine months ended September 30, 2005 were $145.3 million, up 52.3 percent from $95.4 million for the nine months ended September 30, 2004. Net sales of FUZEON in the U.S. and Canada for the nine months ended September 30, 2005 were $76.9 million, up 25.1 percent from $61.5 million for the nine months ended September 30, 2004. Net sales of FUZEON outside the U.S. and Canada for the nine months ended September 30, 2005 were $68.4 million, up 101.8 percent from $33.9 million for the nine months ended September 30, 2004. These strong results reflect continued growth in the U.S and Canada and major European markets.

"We are particularly pleased with the growth of FUZEON prescriptions through the quarter indicating that physicians and patients are increasingly incorporating FUZEON into treatment regimens to achieve significant improvements in care," said Steven D. Skolsky, Chief Executive Officer of Trimeris.

Trimeris, Inc. also announced that it has rescheduled the release of its full financial results for the third quarter of 2005 from today until Thursday, October 20, 2005, at 4:00 p.m. Eastern time. Trimeris was originally scheduled to release earnings concurrently with Roche. The rescheduling is simply the result of Trimeris and its outside auditors requiring two additional days to complete the normal review of the financial results, and is not related to any accounting irregularities or extraordinary items. The earnings announcement on Thursday, October 20, 2005, will be followed by a conference call at 4:30 p.m., led by Steven D. Skolsky, Chief Executive Officer, and other members of Trimeris senior management.

Audio of the conference call will be broadcast simultaneously over the Internet. This webcast can be accessed by going to the Trimeris Web site, www.trimeris.com.

To access the conference call, please dial 800-399-8403 (U.S.) or 706-634-6565 (international). Telephone replay will be available approximately two hours after the call through 11:59 p.m. Eastern time, November 6, 2005. To access the replay, please call 800-642-1687 (U.S.) or 706-645-9291 (international). The conference ID number is 1476926. Information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and its periodic reports filed with the SEC.

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